Intrepid Announces Fourth Quarter and Full-Year 2022 Results

DENVER, CO --(GLOBE NEWSWIRE - March 6, 2023) -- Intrepid Potash, Inc. (NYSE:IPI) ("Intrepid", the "Company", "we", "us", "our") today reports its financial results for the fourth quarter and full-year of 2022.

Key Financial & Operational Highlights for Fourth Quarter and Full-Year 2022
•Total sales of $66.7 million in the fourth quarter and $337.6 million for the full-year 2022, as potash and Trio® average net realized sales prices increased to $713 and $479 per ton, respectively.
•Net income of $4.0 million (or $0.30 per diluted share) and $72.2 million (or $5.37 per diluted share) in the fourth quarter and full-year 2022 respectively, and adjusted net income(1) of $11.0 million and $80.4 million, respectively.
•Adjusted EBITDA(1) of $23.1 million for the fourth quarter, bringing full-year 2022 adjusted EBITDA to $141.8 million.
•Cash flow from operations of $19.7 million in the fourth quarter, increasing full-year 2022 cash from operations to $88.8 million; the full-year figure includes an outflow of $32.6 million related to a customer refund in the third quarter of 2022.
•Income tax expense of approximately $24 million for 2022, but the utilization of our deferred tax assets resulted in cash taxes of approximately $1 million.
•In 2022, capital spending totaled $68.7 million, within our guidance range of $65 to $75 million.

Share Repurchase Program
•During 2022, we repurchased 608,657 shares with a total cost of $22.0 million, or a weighted average price per share of $36.17.

Liquidity & Investments
•We ended 2022 with cash and cash equivalents of $18.5 million and $149 million of available capacity on our credit facility.
•As of February 28, 2023, cash and cash equivalents totaled $5.9 million and available capacity on our credit facility totaled $149 million, for total liquidity of approximately $155 million.
•Intrepid maintains an investment account of short-and-long-term fixed income securities that had a balance of approximately $7.8 million as of February 28, 2023.

2023 Capital Guidance
•For 2023, our capital budget guidance range is $60 to $75 million, with approximately $25 to $35 million for sustaining capital, and the remainder earmarked for growth projects, with the ultimate level of growth capital dependent on financial performance and market conditions.

Strategic Focus for Growth Capital
•The strategic focus for our growth capital is to help ensure our potash solar solution mines have more reliable, high quality brine to help reduce production variances that may result from factors outside of our control, such as weather. We believe that the best use of our capital in 2023 is investing in our core potash assets to bring production closer to our productive capacity. As a business with higher fixed costs, increased levels of potash production can deliver significant operating leverage and sustained cash generation as we develop our long-life potash reserves in the decades to come.

HB
•The installation of an improved pipeline system to the HB Solar Solution Mine is progressing well and we now expect to improve the injection rate capability of the pipeline system in Q2 2023, due to minor delays in permitting for railroad crossings. The upgraded pipeline system should allow us to efficiently produce additional solar tons and conduct the operations of our processing facilities at a lower cost as we increase the underground brine storage at HB. During the fourth quarter of 2022, we had an extraction well failure at HB, and as a result, we may deploy more growth capital for a new extraction well in 2023.

Moab
•Drilling the additional potash cavern to increase production tons through higher extraction brine grade remains on track, and we expect this project to conclude in advance of the 2023 evaporation season.

Intrepid South
•For the sand project on our strategically located Intrepid South property in the Delaware basin, we have been making continued progress on sourcing supplies and equipment, acquiring the necessary permits, and have started to engage in preliminary conversations with potential customers for sales agreements once production begins. After further evaluation of the sand resource, we are now targeting a larger plant, where annual production could total approximately one million tons per year of wet sand, with construction expected to begin in the fourth quarter of 2023.

Consolidated Results, Management Commentary, & Outlook
Intrepid generated fourth quarter and full-year 2022 sales of approximately $67 million and $338 million, respectively, which compares to fourth quarter and full-year 2021 sales of approximately $72 million and $270 million, respectively. The strong sales figures were driven by higher pricing for our key products, with our average net realized sales price for potash coming in at $713 per ton in 2022, while the average net realized sales price for Trio® totaled $479 per ton. During the fourth quarter, Intrepid generated adjusted net income of $11 million and adjusted EBITDA of $23 million, for full-year 2022 figures of approximately $80 million and $142 million, respectively, which compares to 2021 adjusted net income of approximately $22 million and adjusted EBITDA of $68 million.

Bob Jornayvaz, Intrepid's Executive Chairman and CEO commented: "During the fourth quarter, the trend of our agriculture customers showing preference for just-in-time purchases mostly continued until we saw a key fill program announced in early-January. While some of the expected 2022 demand for our fertilizer products was deferred into 2023, during the fourth quarter, the diversity of our sales mix into feed and industrial markets helped provide a stable floor for sales volumes.

Overall in 2022, high potash pricing drove very strong financial performance for Intrepid, which was among the best years in company history. Full-year adjusted EBITDA came in at $142 million, adjusted net income totaled $80 million, and our cash flow from operations totaled $89 million, which is net of the third quarter $32.6 million customer refund. Using our strong cash flow generation, we were able to begin our investments in growth projects with the key goal of increasing our potash production and improving our per unit economics. Moreover, under our share repurchase program, we also returned approximately $22 million in capital in 2022, reducing our outstanding share count by roughly 5% compared to the second quarter 2022 average.

As for the outlook, we are pleased to share that this year is off to an encouraging start: U.S. farmers have wrapped up two consecutive years of very high profitability, are entering 2023 with strong balance sheets, and high prices for crop futures point to another year of robust farmer economics. For the first quarter, we have seen strong demand for our potash and Trio® which we expect to continue throughout the year as farmers will likely be incentivized to maximize their yields. Looking at the broader macro environment for potash, there continues to be a structural potash supply gap owing to the Belarusian sanctions and concerns around Russian supply, which should continue to provide a relatively high floor for pricing in 2023 and beyond, even as incremental supply from other projects starts to enter the market. For Intrepid, our key focus for this year will be successful execution on our growth projects, with the goal of improving the cost side of our potash production unit economics."

Segment Highlights

Potash

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands, except per ton data)
Sales	$43,756	$38,807	$191,378	$151,751
Gross margin	$20,907	$12,516	$94,769	$35,845

Potash production volume (in tons)	106	86	270	287
Potash sales volume (in tons)	50	61	222	331

Average potash net realized sales price per ton(1)	$693	$504	$713	$353

In the fourth quarter of 2022, potash sales increased $4.9 million to $43.8 million, which was driven by a higher average net realized sales price of $693 per ton, a 38% increase compared to the fourth quarter of 2021. The higher average net realized sales price offset lower sales volumes, with fourth quarter potash sales totaling 50 thousand tons, down from 61 thousand tons in the fourth quarter of 2021. Cost of goods sold in the potash segment totaled $18.1 million, down from $19.0 million in the prior year period, while gross margin totaled $20.9 million, an $8.4 million increase from the $12.5 million of gross margin generated in the fourth quarter of 2021.

For the full-year 2022, sales totaled $191.4 million, a 26% increase from 2021, as the average potash net realized sales price per ton increased 102% to $713 per ton, which offset a 33% decrease in potash sales volumes. Global potash supply uncertainty helped drive higher potash prices in 2022, although in the back half of the year, our agricultural customers showed some reluctance to purchase potash that was not committed for immediate application. Steady sales into the feed market helped offset some of this deferred agricultural demand, and for the full-year 2022, sales to the feed market comprised 23% of our total potash sales.

Potash cost of goods sold decreased $10.8 million, or 12%, in 2022, compared to 2021, mainly due to a 33% decrease in potash tons sold. While our potash tons sold decreased 33% in 2022, our weighted average carrying cost per ton increased due to increased royalties as our sales revenue increased, an increase in labor and benefits expense due to a company-wide salary increase in early-2022, and increased utility, property taxes, and insurance expenses due to inflationary pressures. Additionally, reduced production at our HB facility also increased our per ton of cost of goods sold because most of our production costs are fixed. For 2022, our potash production totaled 270 thousand tons, down from 287 thousand tons in 2021.

Trio®

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands, except per ton data)
Sales	$17,265	$24,612	$117,826	$96,058
Gross margin	$3,429	$7,913	$39,123	$16,442

Trio® production volume (in tons)	51	53	226	228
Trio® sales volume (in tons)	28	48	197	239

Average Trio® net realized sales price per ton(1)	$461	$388	$479	$295

In the fourth quarter of 2022, sales decreased $7.3 million to $17.3 million. Although the fourth quarter 2022 average net realized sales price per ton of $461 was 19% higher compared to the prior year, sales volumes of 28 thousand tons were 20 thousand tons lower than the fourth quarter of 2021, as we saw reluctance from customers to purchase tons for the upcoming spring application season due to the anticipation of potential price declines. Cost of goods sold in the Trio® segment totaled $9.1 million, down from $11.5 million in the prior year period, while gross margin totaled $3.4 million, a $4.5 million decrease from the $7.9 million of gross margin generated in the fourth quarter of 2021.

For the full-year 2022, our sales increased 23% to $117.8 million, as our average net realized sales price per ton increased 62% to $479, which was partially offset by an 18% decrease in Trio® tons sold. In 2022, our Trio® average net realized sales price per ton increased as generally strong crop prices and the relative value of Trio® compared to potash drove steady demand. Our Trio® production totaled 51 thousand tons in the fourth quarter and 226 thousand tons for 2022, which compares to 53 thousand tons and 228 thousand tons in the respective prior year periods.

Our Trio® cost of goods sold in 2022 of $54.6 million was relatively unchanged from 2021, and although we sold 18% fewer Trio® tons in 2022, our weighted average carrying cost per ton of Trio® increased, which was due to higher contract labor expenses to operate an additional shift in 2022, higher labor and benefits expenses due to a company-wide salary increase in early 2022, increased royalty expenses due to increase sales revenues, and increased utility, property taxes, and insurance expenses from inflationary pressures.

Oilfield Solutions

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Sales	$5,732	$8,479	$28,668	$22,770
Gross margin	$1,315	$1,420	$7,516	$3,477

Our oilfield solutions segment sales increased 26% in 2022, compared to 2021. Water sales increased $1.9 million in 2022 to $17.5 million. Sales from right-of-way agreements, surface damages and easements increased $1.9 million, brine water sales increased $1.5 million, and produced water disposal royalties increased $0.5 million.

Our oilfield solutions sales are highly correlated to oil and gas activities near our facilities in New Mexico. Overall sales increased due to increased oil and gas activities in 2022 compared to 2021, as oil prices continued to support oil and gas exploration activities in the Permian Basin near our Intrepid South property in southeast New Mexico.

Cost of goods sold increased 10% in 2022 compared to 2021, as we incurred increased contract labor expenses to meet the additional demand for our oilfield solution segment products and services. We also incurred increased utility costs due to inflationary pressures, increased depreciation related to new infrastructure placed in service in 2022, and increased royalty expense due to increased water revenue.

Gross margin increased $4.0 million, or 116%, in 2022 compared to 2021, due to the factors described above.

Liquidity
Cash flow from operations totaled $19.7 million in the fourth quarter and $88.8 million for the full-year 2022. As of February 28, 2023, cash and cash equivalents totaled $5.9 million and available capacity on our credit facility totaled $149 million, for total liquidity of approximately $155 million.

Notes
1 Adjusted net income, average net realized sales price per ton and adjusted EBITDA are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Tuesday, March 7, 2023, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.

Management invites you to listen to the conference call by using the toll-free dial-in number 1 (888) 210-4149 or toll-in dial-in 1 (646) 960-0145; please use conference ID 9158079.

The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (647) 362-9199 for toll-in, or at intrepidpotash.com. The replay of the call will require the input of the conference identification number 9158079. The recording will be available through March 14, 2023.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance and cash flows, water sales, production costs, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;
•further write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•the impact of global health issues, such as the COVID-19 pandemic and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2021, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Sales	$66,677	$71,828	$337,568	$270,332
Less:
Freight costs	6,880	7,786	34,137	37,892
Warehousing and handling costs	2,526	2,208	9,747	9,282
Cost of goods sold	31,620	37,606	152,276	161,421
Costs associated with abnormal production	—	2,379	—	5,973
Gross Margin	25,651	21,849	141,408	55,764

Selling and administrative	9,241	5,705	31,799	23,998
Accretion of asset retirement obligation	490	535	1,961	1,858
Loss (gain) on sale of assets	6,294	18	7,470	(2,542)
Other operating expense	3,499	564	4,738	178
Operating Income	6,127	15,027	95,440	32,272

Other Income (Expense)
Equity in earnings of unconsolidated entities	(77)	—	689	—
Interest expense, net	(16)	(42)	(101)	(1,468)
Interest income	82	—	176	—
Other income	24	6	305	48
Gain on extinguishment of debt	—	—	—	10.113
Income Before Income Taxes	6,140	14,991	96,509	40,965

Income Tax Benefit (Expense)	(2,158)	208,869	(24,289)	208,869
Net Income	$3,982	$223,860	$72,220	$249,834

Weighted Average Shares Outstanding:
Basic	12,946,415	13,129,081	13,151,752	13,098,871
Diluted	13,160,627	13,440,708	13,452,233	13,391,362
Income Per Share:
Basic	$0.31	$17.05	$5.49	$19.07
Diluted	$0.30	$16.66	$5.37	$18.66

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2022 AND 2021
(In thousands, except share and per share amounts)

	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$18,514	$36,452
Short-term investments	5,959	—
Accounts receivable:
Trade, net	26,737	35,409
Other receivables, net	790	989
Inventory, net	114,816	78,856
Other current assets	4,863	5,144
Total current assets	171,679	156,850

Property, plant, equipment, and mineral properties, net	375,630	341,117
Water rights	19,184	19,184
Long-term parts inventory, net	24,823	29,251
Long-term investments	9,841	4,576
Other assets, net	7,294	6,842
Non-current deferred tax asset, net	185,752	209,075
Total Assets	$794,203	$766,895

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$18,645	$9,068
Income taxes payable	8	41
Accrued liabilities	16,212	22,938
Accrued employee compensation and benefits	6,975	6,805
Other current liabilities	7,036	34,571
Total current liabilities	48,876	73,423

Asset retirement obligation	26,564	27,024
Operating lease liabilities	2,206	1,879
Other non-current liabilities	1,479	1,166
Total Liabilities	79,125	103,492

Commitments and Contingencies

Common stock, $0.001 par value; 40,000,000 shares authorized:
and 12,687,822 and 13,149,315 shares outstanding
at December 31, 2022 and 2021, respectively	13	13
Additional paid-in capital	660,614	659,147
Retained earnings	76,463	4,243
Less treasury stock, at cost	(22,012)	—
Total Stockholders' Equity	715,078	663,403
Total Liabilities and Stockholders' Equity	$794,203	$766,895

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cash Flows from Operating Activities:
Net income	$3,982	$223,860	$72,220	$249,834
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	9,426	9,126	34,711	35,635
Amortization of intangible assets	81	81	322	322
Accretion of asset retirement obligation	490	535	1,961	1,858
Amortization of deferred financing costs	78	60	265	314
Stock-based compensation	2,187	723	6,152	3,012
Reserve for obsolescence	—	2,108	1,750	2,108
Loss (gain) on disposal of assets	6,294	18	7,470	(2,542)
Equity in earnings of unconsolidated entities	77	—	(689)	—
Gain on extinguishment of debt	—	—	—	(10,113)
Changes in operating assets and liabilities:
Trade accounts receivable, net	11,493	(2,679)	8,673	(12,615)
Other receivables, net	1,251	2,461	140	589
Inventory, net	(17,329)	(4,320)	(33,283)	7,358
Other current assets	1,695	(826)	191	(1,974)
Deferred tax assets	1,775	(209,075)	23,323	(209,075)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(4,595)	(1,798)	(3,596)	13,456
Income tax payable	(33)	42	(33)	42
Operating lease liabilities	(406)	(892)	(2,025)	(2,508)
Other liabilities	3,243	220	(28,731)	3,366
Net cash provided by operating activities	19,709	19,644	88,821	79,067

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(31,596)	(7,352)	(68,696)	(19,789)
Proceeds from sale of property, plant, equipment, and mineral properties	12	—	58	6,042
Purchase of investments	(183)	(1,076)	(13,047)	(1,076)
Proceeds from redemptions/maturities of investments	1,002	—	2,506	—
Net cash used in investing activities	(30,765)	(8,428)	(79,179)	(14,823)

Cash Flows from Financing Activities:
Payments of financing lease	—	—	—	(1,258)
Repayment of long-term debt	—	—	—	(15,000)
Debt prepayment costs	—	—	—	(505)
Repayments of borrowings on credit facility	—	—	—	(29,817)
Capitalized debt costs	(74)	—	(1,007)	—
Employee tax withholding paid for restricted shares upon vesting	(433)	(409)	(4,795)	(791)
Repurchases of common stock	(19,131)	—	(22,012)	—
Proceeds from exercise of stock options	—	8	110	89
Net cash used in financing activities	(19,638)	(401)	(27,704)	(47,282)

Net Change in Cash, Cash Equivalents, and Restricted Cash	(30,694)	10,815	(18,062)	16,962
Cash, Cash Equivalents, and Restricted Cash, beginning of period	49,778	26,331	37,146	20,184
Cash, Cash Equivalents, and Restricted Cash, end of period	$19,084	$37,146	$19,084	$37,146

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021
(In thousands)

	Three Months Ended December 31, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$36,887	$—	$—	$(76)	$36,811
Trio®	—	16,501	—	—	16,501
Water	73	580	4,250	—	4,903
Salt	3,133	184	—	—	3,317
Magnesium Chloride	2,450	—	—	—	2,450
Brines	1,213	—	491	—	1,704
Other	—	—	991		991
Total Revenue	$43,756	$17,265	$5,732	$(76)	$66,677

	Year Ended December 31, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$168,571	$—	$—	$(304)	$168,267
Trio®	—	113,962	—	—	113,962
Water	1,637	3,302	17,510	—	22,449
Salt	11,270	562	—	—	11,832
Magnesium Chloride	6,472	—	—	—	6,472
Brines	3,428	—	2,670	—	6,098
Other	—	—	8,488	—	8,488
Total Revenue	$191,378	$117,826	$28,668	$(304)	$337,568

	Three Months Ended December 31, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$33,211	$—	$—	$(70)	$33,141
Trio®	—	22,775	—	—	22,775
Water	110	1,547	6,086	—	7,743
Salt	3,004	290	—	—	3,294
Magnesium Chloride	2,018	—	—	—	2,018
Brines	464	—	394	—	858
Other	—	—	1,999	—	1,999
Total Revenue	$38,807	$24,612	$8,479	$(70)	$71,828

	Year Ended December 31, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$130,460	$—	$—	$(247)	$130,213
Trio®	—	91,125	—	—	91,125
Water	2,050	4,355	15,594	—	21,999
Salt	9,592	578	—	—	10,170
Magnesium Chloride	7,847	—	—	—	7,847
Brines	1,802	—	1,129	—	2,931
Other	—	—	6,047	—	6,047
Total Revenue	$151,751	$96,058	$22,770	$(247)	$270,332

Three Months Ended December 31, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$43,756	$17,265	$5,732	$(76)	$66,677
Less: Freight costs	3,350	3,606	—	(76)	6,880
Warehousing and handling costs	1,358	1,168	—	—	2,526
Cost of goods sold	18,141	9,062	4,417	—	31,620
Gross Margin	$20,907	$3,429	$1,315	$—	$25,651
Depreciation, depletion, and amortization incurred(2)	$7,222	$1,248	$840	$197	$9,507

Year Ended December 31, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$191,378	$117,826	$28,668	$(304)	$337,568
Less: Freight costs	14,780	19,661	—	(304)	34,137
Warehousing and handling costs	5,305	4,442	—	—	9,747
Cost of goods sold	76,524	54,600	21,152	—	152,276
Gross Margin	$94,769	$39,123	$7,516	$—	$141,408
Depreciation, depletion, and amortization incurred(2)	$26,572	$4,370	$3,298	$793	$35,033

Three Months Ended December 31, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$38,807	$24,612	$8,479	$(70)	$71,828
Less: Freight costs	3,717	4,139	—	(70)	7,786
Warehousing and handling costs	1,165	1,043	—	—	2,208
Cost of goods sold	19,030	11,517	7,059	—	37,606
Costs associated with abnormal production and other	2,379	—	—	—	2,379
Gross Margin	$12,516	$7,913	$1,420	$—	$21,849
Depreciation, depletion, and amortization incurred(2)	$6,933	$1,272	$790	$212	$9,207

Year Ended December 31, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$151,751	$96,058	$22,770	$(247)	$270,332
Less: Freight costs	17,483	20,656	—	(247)	37,892
Warehousing and handling costs	5,169	4,113	—	—	9,282
Cost of goods sold	87,281	54,847	19,293	—	161,421
Costs associated with abnormal production and other	5,973	—	—	—	5,973
Gross Margin	$35,845	$16,442	$3,477	$—	$55,764
Depreciation, depletion and, amortization incurred(2)	$26,828	$5,477	$2,996	$656	$35,957

(1) Segment sales include the sales of byproducts generated during the production of potash and Trio®.
(2) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation and depletion amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted Net Income and Adjusted Net Income Per Diluted Share

Adjusted net income and adjusted net income per diluted share are calculated as net income or net income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income to Adjusted Net Income:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net Income	$3,982	$223,860	$72,220	$249,834
Adjustments
Loss (gain) on sale of assets	6,294	18	7,470	(2,542)
Gain on extinguishment of debt	—	—	—	(10,113)
Make-whole payment(1)	—	—	—	505
Write-off of deferred offering fees(2)	700	—	700	—
Write-off of deferred financing fees(3)	—	—	—	60
Valuation allowance for deferred tax assets	—	(215,910)	—	(215,910)
Total adjustments	6,994	(215,892)	8,170	(228,000)
Adjusted Net Income	$10,976	$7,968	$80,390	$21,834

Reconciliation of Net Income per Share to Adjusted Net Income per Share:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net Income Per Diluted Share	$0.30	$16.66	$5.37	$18.66
Adjustments
Loss (gain) on sale of assets	0.48	—	0.56	(0.19)
Gain on extinguishment of debt	—	—	—	(0.76)
Make-whole payment(1)	—	—	—	0.04
Write-off of deferred offering fees(2)	0.05	—	0.05	—
Write-off of deferred financing fees(3)	—	—	—	—
Valuation allowance for deferred tax assets	—	(16.06)	—	(16.12)
Total adjustments	0.53	(16.06)	0.61	(17.03)
Adjusted Net Income Per Diluted Share	$0.83	$0.60	$5.98	$1.63

(1) - As a result of early repayments of its senior notes, Intrepid incurred make-whole payments, which are reflected on the income statement as interest expense.
(2) - Costs incurred for a potential offering of shares of Intrepid Acquisition Corporation I, a special purpose acquisition company that is a subsidiary of Intrepid, that had been deferred were expensed in the fourth quarter of 2022, and are reflected in selling and administrative expense.
(3) - As a result of early repayments of principal on its senior notes, Intrepid wrote off a portion of the financing fees that had previously been capitalized related to the senior notes. The write-offs of deferred financing fees are reflected in Intrepid's financial statements as interest expense.

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per-ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Potash and Trio® Net Realized Sales Price per Ton:

	Potash Segment
	Three Months Ended December 31,
	2022	2021
Total Segment Sales	$43,756	$38,807
Less: Segment byproduct sales	6,869	5,596
Potash freight costs	2,219	2,465
Subtotal	$34,668	$30,746

Divided by:
Potash tons sold (in thousands)	50	61
Average net realized sales price per ton	$693	$504

	Potash Segment
	Year Ended December 31,
	2022	2021
Total Segment Sales	$191,378	$151,751
Less: Segment byproduct sales	22,807	21,291
Potash freight costs	10,336	13,639
Subtotal	$158,235	$116,821

Divided by:
Potash tons sold (in thousands)	222	331
Average net realized sales price per ton	$713	$353

	Trio® Segment
	Three Months Ended December 31,
	2022	2021
Total Segment Sales	$17,265	$24,612
Less: Segment byproduct sales	764	1,837
Trio® freight costs	3,606	4,139
Subtotal	$12,895	$18,636

Divided by:
Trio® tons sold (in thousands)	28	48
Average net realized sales price per ton	$461	$388

	Trio® Segment
	Year Ended December 31,
	2022	2021
Total Segment Sales	$117,826	$96,058
Less: Segment byproduct sales	3,864	4,933
Trio® freight costs	19,660	20,656
Subtotal	$94,302	$70,469

Divided by:
Trio® tons sold (in thousands)	197	239
Average net realized sales price per ton	$479	$295

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.
Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net Income	$3,982	$223,860	$72,220	$249,834
Adjustments
Gain on extinguishment of debt	—	—	—	(10,113)
Expense of deferred offering costs	700	—	700	—
Loss (gain) on sale of assets	6,294	18	7,470	(2,542)
Interest expense	16	42	101	1,468
Income tax (benefit) expense	2,158	(208,869)	24,289	(208,869)
Depreciation, depletion, and amortization	9,426	9,126	34,711	35,635
Amortization of intangible assets	81	81	322	322
Accretion of asset retirement obligation	490	535	1,961	1,858
Total adjustments	19,165	(199,067)	69,554	(182,241)
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$23,147	$24,793	$141,774	$67,593